Exhibit 99.1

Canadian court orders NOVA Chemicals to pay Dow an additional CAD$1.6 billion judgment

MIDLAND, Mich. – June 11, 2025 – The Court of King’s Bench of Alberta, Canada has issued a judgment ordering NOVA Chemicals Corporation to pay Dow (NYSE: DOW) an additional amount of CAD$1.620 billion (equivalent to approximately USD$1.2 billion) in damages. The judgment, signed on June 10, 2025, relates to losses Dow incurred from the companies’ jointly owned ethylene asset in Joffre, Alberta, Canada. The award includes interest to April 7, 2025, but excludes subsequent interest or legal costs. Payment is anticipated to occur in the fourth quarter of 2025.

This latest ruling and award of damages to Dow is in addition to a prior payment by NOVA to Dow of CAD$1.43 billion (approximately USD$1.08 billion) in damages in 2019 following a June 2018 decision. That decision found NOVA had failed to operate the jointly owned ethylene asset at full capacity and had breached contractual obligations since 2001, resulting in reduced ethylene to Dow. On appeal, the court directed that Dow’s damages be recalculated for the period from 2001 through 2012, as well as for the period from 2013 through June 2018, which had not yet been quantified.

The judgment is subject to appeal.

About Dow

Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 30 countries and employ approximately 36,000 people. Dow delivered sales of approximately $43 billion in 2024. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

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For further information, please contact:

Glynna Mayers

Gmayers@dow.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow